Exhibit 99.1

THE HONEST COMPANY ANNOUNCES APPOINTMENT OF DAVE LORETTA AS CHIEF FINANCIAL OFFICER

LOS ANGELES, Sept. 5, 2023 – The Honest Company, a digitally-native consumer products company dedicated to creating clean- and sustainably-designed products spanning baby care, beauty, personal care, wellness and household care, today announced Dave Loretta, seasoned finance executive, as the Company’s new Chief Financial Officer, effective September 25, 2023.

“I am pleased to have Dave join Honest as our Chief Financial Officer. He brings a strong track record of driving financial strength and scale across a wide range of modern companies with innovative business models. Dave’s deep knowledge of premium retailing, consumer-centric digital experiences, investor relations, and core financial fundamentals set him apart. As a seasoned public-company CFO with an entrepreneurial spirit, Dave will make a strong addition to our team as we continue scaling Honest to become a larger, more vibrant, and more widely available brand than it is today,” said Carla Vernón, CEO of The Honest Company. “As a leader that has successfully grown revenue at a public company by more than 80%, we’re confident that Dave has what it takes to drive our transformation forward with improved cash flow, increased profitability and higher shareholder value.”

Reporting directly to Vernón, Loretta will work alongside Honest’s executive leadership team and lead the Finance, Accounting and Investor Relations organizations. As CFO, he will also work hand-in-hand with leadership to continue strategically executing the Company’s Transformation Initiative, focused on Brand Maximization, Margin Enhancement and Operating Discipline.

With more than 25 years of experience, Loretta most recently served as SVP, Chief Financial Officer of Duluth Trading (DLTH). He joined the company in 2017, two years after its Initial Public Offering, and has since helped grow the business from $400 million in revenue to $700 million. Prior to his leadership role at Duluth Trading, Loretta spent more than 14 years in a series of roles at Nordstrom and Restoration Hardware, where he developed deep retail and consumer product knowledge.

"I firmly believe Honest is a trailblazing brand driven by a talented and passionate team with an incredible growth runway ahead. I look forward to rolling up my sleeves at this pivotal time in the Company's journey and shepherding the financial strategy of the business forward,” said Loretta, incoming Chief Financial Officer of The Honest Company. “Working hand-in-hand with Carla, the leadership team and the entire finance team, I am confident in what’s ahead as we work to execute on the near-term goals of the Transformation Initiative and create shareholder value in the long run."

The appointment of Loretta comes as Kelly Kennedy steps down from her role as CFO after two and a half years with The Honest Company where she helped steward the Company’s successful IPO. Kennedy is looking forward to continuing her leadership through a focus on board service.

Vernón commented “I would like to thank Kelly for leading The Honest Company through its history-making IPO, building outstanding Finance, Accounting and Investor Relations teams, and playing a key role in developing the Company’s Transformation Initiative, which is helping drive improved business performance in 2023. We are grateful for her contributions and wish her well in the next chapter of her career.”

The Company anticipates a seamless transition and re-affirms its full year revenue and adjusted EBITDA outlook communicated in its August 8, 2023 second quarter earnings release.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning Honest becoming larger and a more widely available brand, our transformation forward towards improved cash flow, increased profitability and higher shareholder value, and the impact on the Company’s Transformation Initiative in helping drive improved financial performance for the balance of 2023.

About The Honest Company

The Honest Company (NASDAQ: HNST) is a digitally-native consumer products company dedicated to creating clean- and sustainably-designed products spanning baby care, beauty, personal care, wellness and household care. Honest products are available via Honest.com, third-party ecommerce customers and approximately 50,000 retail locations across the United States, Canada and Europe. Based in Los Angeles, CA, the Company’s mission, to inspire everyone to love living consciously, is driven by its values of transparency, trust, sustainability and a deep sense of purpose around what matters most to its consumers: their health, their families and their homes. For more information about the Honest Standard and the Company, please visit www.honest.com.

Media Contact:

Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

Investor Contacts:

Steve Austenfeld
saustenfeld@thehonestcompany.com

Elizabeth Bouquard
ebouquard@thehonestcompany.com